Filed pursuant to Rule 424(b)(5)
Registration Numbers 33-23423 and 333-11680

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 19, 2000

$1,500,000,000

Japan Bank for International Cooperation

(Incorporated under the Japan Bank for International Cooperation Law)

4.25% Guaranteed Bonds Due June 18, 2013

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on June 18 and December 18 of each year, commencing December 18, 2008. The bonds will mature on June 18, 2013. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of $100,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

This prospectus supplement dated June 11, 2008 and the accompanying prospectus dated April 19, 2000 starting after page S-45 (excluding portions thereof or incorporated therein that are excluded as provided in the first paragraph on page S-4 of this prospectus supplement) together, comprises a “prospectus” for the purposes of Article 5.3 of Directive 2003/71/EC (the “Prospectus Directive”).

We have applied to the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, in its capacity as competent authority under the Financial Services and Markets Act 2000 (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on its Regulated Market. References in this document to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council (the “Markets in Financial Instruments Directive”).

Neither the United States Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “ Risk Factors” in this document.

	Per Bond	Total
Price to Public(1)	99.511%	$1,492,665,000
Underwriting Discount	0.10%	$1,500,000
Proceeds, before expenses, to the Bank(1)(2)	99.411%	$1,491,165,000

(1)	Plus accrued interest, if any, from June 18, 2008, if settlement occurs after that date.
(2)	See “Underwriting”.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, Luxembourg, société anonyme (“Clearstream, Luxembourg”), against payment on or about June 18, 2008.

BNP PARIBAS	JPMorgan	Morgan Stanley

Prospectus Supplement dated June 11, 2008.

Prospectus Supplement

Prospectus

The bonds are exempt from the requirement for registration under the Financial Instruments and Exchange Law of Japan and are subject to the Special Taxation Measures Law of Japan. The bonds may not, as part of their distribution at any time and otherwise until 40 days after the date of the issue of the bonds, be offered, or sold in Japan or to residents of Japan, except to certain financial institutions and any other excluded category of persons, corporations or other entities under the Special Taxation Measures Law of Japan. Interest payments on the bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as of the date of such information.

In this prospectus supplement, “we”, “our”, “us”, “the Bank” and “JBIC” refer to Japan Bank for International Cooperation.

The spot buying rate for U.S. dollars quoted on the Tokyo foreign exchange market on June 11, 2008, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥107.54 = $1.00, and the noon buying rate on June 11, 2008 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥106.77.

References in this prospectus supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥”or “yen” are to Japanese yen and references to “$” are to U.S. dollars.

IN THE UNITED KINGDOM, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE FOR DISTRIBUTION ONLY TO PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS WHICH FALL WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (II) ARE PERSONS WHICH FALL WITHIN ARTICLE 49(2)(A)-(D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). IN THE UNITED KINGDOM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY OF THEIR CONTENTS IS DIRECTED ONLY AT RELEVANT PERSONS AND MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. IN THE UNITED KINGDOM ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS RELATE IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

IN CONNECTION WITH THE ISSUE OF THE BONDS, BNP PARIBAS (THE “STABILIZING MANAGER”) OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER MAY OVER-ALLOT BONDS OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE BONDS IS MADE

AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

This prospectus supplement and the accompanying prospectus starting after page S-45 (excluding (i) the second paragraph, including bullet points, and the third paragraph of the section “Where You Can Find More Information” in the accompanying prospectus and (ii) Exhibits 2, 3 and 5 to each of the Annual Report on Form 18-K of Japan Bank for International Cooperation for the year ended March 31, 2007 and the Annual Report on Form 18-K of Japan Bank for International Cooperation for the year ended March 31, 2006 that are otherwise incorporated by reference as provided in the section “Incorporation by Reference” on page S-5) (together the “Document”) together comprise a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive, and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds and the guarantee.

We accept responsibility for the information contained in the Document (including the information contained in the documents incorporated herein by reference). To the best of our knowledge and belief (after taking care to ensure that such is the case) the information contained in the Document is in accordance with the facts and contains no omission likely to affect its import.

Japan accepts responsibility for the information contained in the Document (including the information contained in the documents incorporated herein by reference) relating to Japan. To the best of Japan’s knowledge and belief (after taking care to ensure that such is the case) the information contained in the Document relating to Japan is in accordance with the facts and contains no omission likely to affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the purchaser’s home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the U.S. dollar; and

•	the imposition or modification of foreign exchange controls with respect to the U.S. dollar.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the U.S. dollar, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciations of the U.S. dollar against the purchaser’s home currency could result in a decrease in the purchaser’s effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to such purchaser on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

Our Annual Report on Form 18-K (containing our audited financial statements) for the year ended March 31, 2007 (the “2007 JBIC 18-K”), our Annual Report on Form 18-K (containing our audited financial statements) for the year ended March 31, 2006 (the “2006 JBIC 18-K”) and Japan’s Annual Report on Form 18-K for the year ended March 31, 2007, each of which has been previously published and each of which has been filed with the United States Securities and Exchange Commission and the Financial Services Authority in the United Kingdom, are hereby incorporated by reference and form part of this document, except that (i) any statement contained in a document which is incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise) and (ii) Exhibits 2, 3 and 5 to each of the 2007 JBIC 18-K and the 2006 JBIC 18-K are excluded from the Document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. Copies of the documents incorporated by reference herein are available free of charge at the office of the Paying Agent in London.

The information incorporated by reference from the 2007 JBIC 18-K includes, but is not limited, to the following items in relation to us (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Our Annual Report in respect of the year ended March 31, 2007 on Form 18-K
Details of our governing body and a description of the governance arrangements	“Management” on page 28 of Exhibit 1

Sources of funding, guarantees and obligations owed to us	“Business—International Financial Operations—Sources of Funds” on page 16, “Business—Overseas Economic Cooperation Operations—Sources of Funds” on page 20, “Business—Annual Operations Results for FY 2006” on page 9 of Exhibit 1

Audited financial statements for the year ended March 31, 2007	Exhibit 4

The information incorporated by reference from the 2006 JBIC 18-K includes our audited financial statements for the year ended March 31, 2006, which are contained in Exhibit 4 thereto.

The information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 includes, but is not limited, to the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2007 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 3-4

Description of the economy	“The Economy” on pages 5-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 3-4

Tax and budgetary systems	“Government Finance” on pages 18-22

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 23-27

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-22

Income and expenditure figures	“Government Finance” on pages 18-22

INTRODUCTION

The following is an abstract of certain information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. More detailed information is contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Bank for International Cooperation.

Securities Offered	$1,500,000,000 principal amount of 4.25% Guaranteed Bonds Due June 18, 2013.

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	June 18, 2013.

Interest Payment Dates	Semi-annually on June 18 and December 18 of each year, commencing December 18, 2008.

Interest Rate	4.25% per year. We will pay interest on the bonds semi-annually in arrears in equal payments. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual payments, that interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Ranking	The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC bonds, which will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company, which we refer to as DTC. Except as described in this prospectus supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream Luxembourg, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of $100,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Fiscal Agent, Paying Agent and Transfer Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, also acting through Union Bank of California, N.A.

Common Code	37119431
CUSIP	471048 AD0
ISIN	XS0371194316

RISK FACTORS

We believe that the following factors may affect our ability to fulfil our obligations under our bonds. All of these factors are contingencies which may or may not occur and we are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

We believe that the factors described below represent the principal risks inherent in investing in our bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement and the accompanying prospectus (including any documents incorporated by reference herein) and reach their own views prior to making any investment decision.

Risks Relating to Us

Risks relating to policies of the Japanese government and reforms of special public institutions

As a government-affiliated financial institution established to achieve the policies of the Japanese government, JBIC’s business and financial condition may be adversely affected by the policies of the Japanese government.

With regard to reforms of government-affiliated financial institutions, the Law Concerning Promotion of Administrative Reform to Realize a Streamlined and Efficient Government (the “Administrative Reform Promotion Law”), which partially came into effect on June 2, 2006, provides that the international financial operations of JBIC will, together with functions of certain other government-affiliated financial institutions, be transferred to a new policy-based financial institution within the fiscal year ending March 31, 2009 and that the overseas economic cooperation operations of JBIC will be succeeded by Japan International Cooperation Agency (“JICA”). For this purpose, the Law Concerning Partial Amendments of the Japan International Cooperation Agency Law (the “Law Concerning Partial Amendments of the JICA Law”) was promulgated on November 15, 2006 and a law concerning the establishment of the Japan Finance Corporation (tentative name of the new policy-based financial institution in English, hereinafter referred to as “JFC”) (the “JFC Law”) was promulgated by the Japanese Diet (the “Diet”) on May 25, 2007. Although the Administrative Reform Promotion Law states that the holders of any outstanding bonds must not be disadvantaged or adversely affected by such reform and the JFC Law prescribes that the guarantee provided by Japan, in respect of JBIC’s bonds, included in such obligations transferred to JFC, will continue to be effective under the same terms and conditions, depending on the specific matters included in the legislation for such reform, and the manner in which such reform or transformation is implemented, JBIC and its successor’s operations may be adversely affected.

Risks Relating to the Market Risk of Bonds Generally

Our bonds may not be a suitable investment for all investors

Each potential investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact our bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behavior of any relevant and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Exchange Rate Risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of bonds.

Risks Relating to the Bonds

Limited Liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.

Bonds subject to optional redemption by us

Redemption of our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

RECENT DEVELOPMENTS

Japan

INTRODUCTORY NOTE

The following tables and information update the tables and information relating to Japan in its Annual Report on Form 18-K for the year ended March 31, 2007. The following sections have been updated to reflect current information and have not been revised in their entirety. In the following sections, information pertaining to previous years is provided solely for your convenience.

BANK OF JAPAN INTEREST RATE

On March 1, 2001, The Bank of Japan lowered its basic discount rate and basic loan rate from 0.35% to 0.25%. On September 19, 2001, The Bank of Japan further lowered its basic discount rate and basic loan rate to 0.10%. On July 14, 2006, The Bank of Japan raised its basic discount rate and basic loan rate to 0.40%, and on February 21, 2007, it further raised its basic discount rate and basic loan rate to 0.75% where it remains today.

THE ECONOMY

Gross Domestic Product and National Income

In June 2008, Japan announced revised gross domestic product financial data for JFY 1994 through JFY 2007. The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2003 through JFY 2007 (based on the chain-linked method) and reflects the June 2008 revisions.

	JFY 2003	JFY 2004	JFY 2005	JFY 2006	JFY 2007	Percentage of JFY 2007
	(yen amounts in billions)
Total Consumption
Private Sectors	¥282,563	¥284,173	¥287,531	¥291,483	¥294,803	57.2%
Public Sectors	88,613	89,785	90,577	89,912	90,720	17.6

	371,177	373,958	378,108	381,395	385,523	74.8
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	67,397	71,504	76,245	80,963	81,308	15.8
Residential Construction	17,936	18,414	18,387	18,828	16,613	3.2
Public Sectors	27,139	24,002	22,993	21,149	21,131	4.1

	112,472	113,919	117,625	120,941	119,052	23.1
Additions to Business Inventories
Private Sectors	845	1,409	1,301	2,528	2,437	0.5
Public Sectors	59	275	253	201	254	0.0

	904	1,684	1,554	2,729	2,691	0.5
Net Exports of Goods and Services	9,195	8,929	6,502	7,134	8,027	1.6

Nominal Gross Domestic Expenditures	¥493,748	¥498,491	¥503,789	¥512,199	¥515,293	100.0%

Real Gross Domestic Expenditures(a)	¥517,713	¥527,983	¥540,706	¥554,125	¥563,047

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	12,787	14,749	19,164	22,700	26,628
Less: Imports of Goods and Services and Other Payments Abroad	(4,001)	(4,721)	(5,960)	(7,702)	(9,019)

	8,786	10,029	13,204	14,999	17,609

Gross National Income	¥502,534	¥508,519	¥516,992	¥527,197	¥532,902
Percentage Changes of GDP from Previous Year
At Nominal Prices	0.8%	1.0%	1.1%	1.7%	0.6%
At Real Prices(a)	2.1	2.0	2.4	2.5	1.6
Deflator	–1.3	–1.0	–1.3	–0.8	–1.0

(a)	Real prices are based on calendar year 2000.
Source:	Economic and Social Research Institute, Cabinet Office.

In June 2008, Japan announced revised quarterly gross domestic product financial data for the fourth quarter of JFY 1993 through the fourth quarter of JFY 2007. The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2006 through JFY 2007 (based on the chain-linked method) and reflects the June 2008 revisions.

Quarterly Gross Domestic Product(a)

	JFY 2006				JFY 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥507,431	¥508,440	¥513,931	¥518,144	¥514,189	¥514,613	¥514,311	¥516,700

Real Gross Domestic Expenditures(b)(c)	¥549,446	¥550,231	¥556,440	¥562,563	¥559,033	¥560,346	¥564,365	¥569,937

Percentage Changes of GDP from Corresponding Quarter of Previous Year At Nominal Prices(d)	1.1%	1.2%	1.7%	2.7%	1.3%	1.1%	0.3%	–0.2%
At Real Prices(c)(d)	2.3	2.0	2.4	3.2	1.8	1.7	1.7	1.3
Deflator	–1.2	–0.8	–0.6	–0.6	–0.5	–0.6	–1.3	–1.5

(a)	Quarterly GDP financial data is subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2000.
(d)	Percentage changes are based on original GDP figures.
Source:	Economic and Social Research Institute, Cabinet Office.

In December 2007, Japan announced revised national income financial data for JFY 1996 through JFY 2006. The following table sets forth national income for JFY 2002 through JFY 2006 and reflects the December 2007 revisions. As of the date of this prospectus supplement, national income data for JFY 2007 is unavailable.

National Income

	JFY 2002	JFY 2003	JFY 2004	JFY 2005	JFY 2006
		(yen amounts in billions)
Domestic Factor Income	¥355,761	¥358,079	¥363,898	¥366,661	¥373,247
Net Income from Abroad	8,041	8,786	10,029	13,204	14,999

National Income at Nominal Prices	¥363,802	¥366,866	¥373,926	¥379,865	¥388,245

Percentage Changes of Income at Nominal Prices from Previous Fiscal Year	–1.6%	0.8%	1.9%	1.6%	2.2%

Source: Economic and Social Research Institute, Cabinet Office.

CAPITALIZATION

Reflecting the different objectives of the international financial operations and the overseas economic cooperation operations, the Japan Bank for International Cooperation Law (the “JBIC Law”) provides that the Bank maintain two separate accounts for its respective operations (i.e., the international financial account and the overseas economic cooperation account). The capital of each account is segregated, and the reserves of each account can be appropriated only for losses in that account.

The following table shows the capitalization of the Bank, its international financial account and its overseas economic cooperation account in accordance with the JBIC Law and regulations thereunder as of September 30, 2007 and as adjusted solely to give effect to the issuance of bonds being offered hereby. Other than as described below, there has been no material change in our capitalization since September 30, 2007:

Capitalization—The Bank

	Actual	As Adjusted
	(in millions)
Long-term borrowings from the Government	¥7,873,321	¥7,873,321
Bonds and notes(1)	1,999,299	2,159,454

Total long-term borrowings(2)	¥9,872,620	10,032,775

Capital and reserves:
Capital of the account for international financial operations(3)	985,500	985,500
Capital of the account for overseas economic cooperation operations(4)	7,231,508	7,231,508
Reserve of the account for international financial operations	780,375	780,375
Reserve of the account for overseas economic cooperation operations	305,464	305,464

Total capital and reserves	9,302,848	9,302,848
Total capitalization	¥19,175,468	¥19,335,623

(1)	Excluding the bonds offered hereby, the Bank has issued government-guaranteed bonds in an aggregate principal amount of ¥160,155 million since September 30, 2007. In addition, the Bank issued non-guaranteed bonds in an aggregate principal amount of ¥100 billion on November 2, 2007 and ¥50 billion on May 29, 2008. On June 4, 2008, the Bank announced an issuance of non-guaranteed bonds in an aggregate principal amount of up to ¥20 billion, which is expected to occur after the date of this prospectus supplement.
(2)	Includes current maturities.
(3)	The Bank’s capital is not represented by shares. As of the date of this prospectus supplement, the Bank’s capital of the account for international financial operations was ¥985,500 million.
(4)	The Bank’s capital is not represented by shares. As of the date of this prospectus supplement, the Bank’s capital of the account for overseas economic cooperation operations was ¥7,231,508 million.
(5)	The Bank does not have any short-term borrowings.

Capitalization—International Financial Account

	Actual	As Adjusted
	(in millions)
Long-term borrowings from the Government	¥4,321,422	¥4,321,422
Bonds and notes(1)	1,999,299	2,159,454

Total long-term borrowings(2)	6,320,721	6,480,876

Capital and reserve:
Capital(3)	985,500	985,500
Reserve	780,375	780,375

Total capital and reserve	1,765,875	1,765,875

Total capitalization	¥8,086,597	¥8,246,751

(1)	Excluding the bonds offered hereby, the Bank has issued government-guaranteed bonds in the aggregate principal amount of ¥160,155 million in the International Financial Account since September 30, 2007. In addition, the Bank issued non-guaranteed bonds in an aggregate principal amount of ¥100 billion on November 2, 2007 and ¥50 billion on May 29, 2008 in the International Financial Account. On June 4, 2008, the Bank announced an issuance of non-guaranteed bonds in an aggregate principal amount of up to ¥20 billion, which is expected to occur after the date of this prospectus supplement.
(2)	Includes current maturities.
(3)	As of the date of this prospectus supplement, the Bank’s capital of the account for international financial operations was ¥985,500 million.
(4)	The Bank’s capital is not represented by shares.

Capitalization—Overseas Economic Cooperation Account

	Actual	As Adjusted
	(in millions)
Long-term borrowings from the Government	¥3,551,899	¥3,551,899
Bonds and notes	—	—

Total long-term borrowings(1)	3,551,899	3,551,899

Capital and reserve:
Capital(2)	7,231,508	7,231,508
Reserve	305,464	305,464

Total capital and reserve	7,536,973	7,536,973

Total capitalization	¥11,088,872	¥11,088,872

(1)	Includes current maturities.
(2)	As of the date of this prospectus supplement, the Bank’s capital of the account for overseas economic cooperation operations was ¥7,231,508 million.
(3)	The Bank’s capital is not represented by shares.

SUMMARY FINANCIAL INFORMATION

The following summary financial information as of and for the years ended March 31, 2006 and 2007 and the six months ended September 30, 2006 and 2007 should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 18-K for the year ended March 31, 2007 incorporated by reference in the accompanying prospectus.

The statement of earnings data for the years ended March 31, 2006 and 2007, and the balance sheet data as of March 31, 2006 and 2007, that are identified as statutory financial data are derived from the financial statements prepared by us in accordance with the JBIC Law and regulations thereunder. These financial statements have been audited by our auditors, who are appointed by the Minister of Finance, and are included in Exhibit 1 to our Annual Report on Form 18-K for the year ended March 31, 2007, which is incorporated into the accompanying prospectus by reference. The statement of earnings data for the six months ended September 30, 2006 and 2007 and the balance sheet data as of September 30, 2006 and 2007 have been derived from our financial statements prepared in accordance with the JBIC Law and regulations thereunder, which have been audited by our auditors and submitted to the Minister of Finance but are not included in our Annual Report on Form 18-K for the year ended March 31, 2007, the accompanying prospectus or this prospectus supplement.

The statement of operations data for the years ended March 31, 2006 and 2007, and the balance sheet data as of March 31, 2006 and 2007, that are identified as being in accordance with Japanese GAAP, are derived from our financial statements prepared in accordance with generally accepted accounting standards, procedures and practices for Japanese private corporations (“Japanese GAAP”). These financial statements have been audited by Ernst & Young ShinNihon, independent accountants, and are included in Exhibit 4 to our Annual Report on Form 18-K for the year ended March 31, 2007. The statement of operations data for the six months ended September 30, 2006 and 2007 and the balance sheet data as of September 30, 2006 and 2007 have been derived from our unaudited financial statements prepared in accordance with Japanese GAAP, which are not included in our Annual Report on Form 18-K for the year ended March 31, 2007, the accompanying prospectus or this prospectus supplement.

In accordance with accounting standards in Japan that became effective in December 2005, “Total equity” was renamed as “Net assets” and divided into “Stockholders’ equity” and “Valuation differences and translation of adjustment” for the statements of operations data for the year ended March 31, 2007 and for the six months ended September 30, 2006 and 2007 and the balance sheet data as of March 31, 2007 and September 30, 2006 and 2007.

The principal differences in accounting practice between the two sets of financial statements include differences in the accounting for allowance in relation to loans and equity investments, allowance for employee retirement benefits and financial instruments. For a further discussion, see “Financial Statements of Japan Bank for International Cooperation and Auditors” in our Annual Report on Form 18-K for the year ended March 31, 2007.

As we do not have subsidiaries, we do not prepare consolidated financial statements.

STATUTORY FINANCIAL DATA

Balance Sheets—The Bank

	As of March 31		As of September 30,
	2006	2007	2006	2007
	(in millions)
Assets:
Cash and Cash Equivalent	¥646,577	¥326,200	¥690,194	¥398,811
Loans	19,329,471	19,202,282	19,085,958	19,173,114
Investments	153,183	140,750	148,502	135,957
Securities	10,186	8,622	9,270	7,764
Accrued Interest Income	144,337	145,276	157,464	156,369
Miscellaneous Assets	149,247	38,836	59,791	13,201
Premises and Equipment	25,969	25,647	25,678	25,264
Deferred Charges	4,018	3,062	3,586	2,789
Customers’ Liabilities for Acceptances and Guarantees	1,055,083	1,492,439	1,135,532	1,621,194
Allowance for Possible Loan and Investment Losses	(456,589)	(449,046)	(455,368)	(448,932)

TOTAL ASSETS	¥21,061,482	¥20,934,069	¥20,860,607	¥21,085,529

LIABILITIES, CAPITAL AND RESERVE:
Liabilities:
Borrowing	¥8,926,789	¥8,094,826	¥8,428,325	¥7,873,321
Bonds and Notes	1,991,442	1,914,517	2,072,444	1,999,299
Accrued Interest Expenses	81,866	84,237	94,176	95,864
Miscellaneous Liabilities	7,791	10,063	10,291	62,656
Acceptance and Guarantees	1,055,083	1,492,439	1,135,532	1,621,194

TOTAL LIABILITIES	12,062,951	11,596,081	11,740,768	11,652,335
Capital and Reserves:
Capital of the International Financial Account	985,500	985,500	985,500	985,500
Capital of the Overseas Economic Cooperation Account	7,065,644	7,231,508	7,085,044	7,231,508
Reserve of the International Financial Account	709,148	745,236	745,236	780,375
Net Earnings of the International Financial Account	72,176	70,279	44,706	31,495
Reserve of the Overseas Economic Cooperation Account	111,325	166,062	166,062	305,464
Net Earnings of the Overseas Economic Cooperation Account	54,738	139,402	93,291	98,852

TOTAL CAPITAL AND RESERVES	8,998,531	9,337,987	9,119,840	9,433,195

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥21,061,482	¥20,934,069	¥20,860,607	¥21,085,529

Statements of Earnings—The Bank

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Ordinary Income
Interest on Loans	¥568,359	¥577,217	¥293,538	¥287,793
Guarantee Commissions	3,866	4,254	2,106	2,516
Interest on Securities	40	217	113	98
Dividends on Investments	5,692	7,142	2,408	5,318
Grant from General Account	30,000	30,000	15,000	10,000
Interest on Deposits in Banks	5,867	8,349	3,892	4,422
Interest on Swaps and Miscellaneous Interest Received	19,942	12,941	7,399	4,103
Commissions	2,275	2,189	1,012	902
Foreign Exchange Gains	6,347	3,413	1,992	2,000
Gain on Disposal of Investments	—	75	—	14,308
Other Income	3,174	2,542	1,477	2,134
Reversal of Allowance for Possible Loan and Investment Losses	449,023	456,589	456,589	449,046

Total	¥1,094,583	¥1,104,928	¥785,525	¥782,641

Ordinary Expenses
Interest on Borrowings	180,350	157,505	78,989	66,319
Interest on Bonds and Notes	54,746	70,799	36,338	34,500
Interest on Swaps and Miscellaneous Interest Payment	71,776	129,007	59,591	75,631
Administrative Expenses	23,793	24,368	11,183	12,717
Depreciation of Premises and Equipment	1,076	1,073	495	546
Commissions	5,849	6,219	1,520	1,389
Foreign Exchange Losses	5,448	3,023	1,593	1,178
Loss from Disposal of Investments	1,684	4,624	—	—
Write-off of Loans	163,202	47,322	1,609	10,415
Amortization of Discounts on Bonds and Notes	558	569	301	259
Amortization of Bond and Note Issue Expenses	1,044	972	523	345
Other Expenses	1,555	719	19	63
Provision for Allowance for Possible Loan and Investment Losses	456,589	449,046	455,368	448,932

	967,670	895,247	647,528	652,294
Net Earnings of the International Financial Account	72,176	70,279	44,706	31,495
Net Earnings of the Overseas Economic Cooperation Account	54,738	139,402	93,291	98,852

Total	¥1,094,583	¥1,104,928	¥785,525	¥782,641

Balance Sheets—International Financial Account

	As of March 31,		As of September 30,
	2006	2007	2006	2007
	(in millions)
ASSETS:
Cash and Cash Equivalents	¥628,142	¥258,234	¥657,576	¥303,039
Loans	7,900,557	7,823,666	7,767,857	7,875,531
Investments	385	810	646	798
Securities	10,186	8,622	9,270	7,764
Accrued Interest Income	71,461	79,593	84,083	92,888
Miscellaneous Assets	148,631	38,224	59,155	12,498
Premises and Equipment	19,121	18,847	18,901	18,586
Deferred Charges	4,018	3,062	3,586	2,789
Customers’ Liabilities for Acceptances and Guarantee	1,055,083	1,492,439	1,135,532	1,621,194
Allowance for Possible Loan and Investment Losses	(55,009)	(54,950)	(54,611)	(55,186)

TOTAL ASSETS	¥9,782,576	¥9,668,546	¥9,681,994	¥9,879,900

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings	¥4,906,569	¥4,380,023	¥4,619,984	¥4,321,422
Bonds and Notes	1,981,422	1,914,517	2,062,444	1,999,299
Accrued Interest Expenses	65,919	70,604	78,495	78,288
Miscellaneous Liabilities	6,759	9,949	10,098	62,327
Acceptances and Guarantees	1,055,083	1,492,439	1,135,532	1,621,194

TOTAL LIABILITIES	8,015,752	7,867,531	7,906,553	8,082,530

Capital and Reserves:
Capital	985,500	985,500	985,500	985,500
Reserve	709,148	745,236	745,236	780,375
Net Earnings for the Period	72,176	70,279	44,706	31,495

TOTAL CAPITAL AND RESERVES	1,766,824	1,801,015	1,775,442	1,797,370

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥9,782,576	¥9,668,546	¥9,681,994	¥9,879,900

Statement of Earnings—International Financial Account

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Ordinary Income:
Interest on Loans	¥320,026	¥336,857	¥171,713	¥170,804
Guarantee Commissions	3,866	4,254	2,106	2,516
Interest on Securities	40	217	113	98
Interest on Deposits in Banks	5,867	8,338	3,892	4,269
Interest on Swaps and Miscellaneous Interest Received	19,939	12,939	7,398	4,102
Commissions	1,589	1,628	822	656
Foreign Exchange Gains	6,347	3,413	1,992	1,989
Other Income	2,843	2,255	1,247	1,896
Reversal of Allowance for Possible Loan and Investment Losses	46,076	55,009	55,009	54,950

Total	¥406,593	¥424,911	¥244,292	¥241,280

Ordinary Expenses:
Interest on Borrowings	¥91,355	¥76,547	¥38,983	¥33,576
Interest on Bonds and Notes	54,136	70,619	36,194	34,500
Interest on Swaps and Miscellaneous Interest Payment	71,776	129,006	59,591	75,631
Administrative Expenses	14,843	15,195	6,991	7,937
Depreciation of Premises and Equipment	761	748	349	380
Commissions	3,015	2,192	443	396
Foreign Exchange Losses	5,448	3,022	1,592	1,178
Write-off of Loans	35,726	732	—	366
Amortization of Discounts on Bonds and Notes	553	569	301	259
Amortization of Bond and Note Issue Expenses	1,044	972	523	345
Other Expenses	751	79	9	31
Provision for Allowance for Possible Loan and Investment Losses	55,009	54,950	54,611	55,186

	334,417	354,632	199,586	209,785
Net Earnings	72,176	70,279	44,706	31,495

Total	¥406,593	¥424,911	¥244,292	¥241,280

Balance Sheets—Overseas Economic Cooperation Account

	As of March 31,		As of September 30,
	2006	2007	2006	2007
	(in millions)
ASSETS:
Cash and Cash Equivalents	¥18,435	¥67,966	¥32,619	¥95,772
Loans	11,428,913	11,378,616	11,318,101	11,297,583
Investments	152,798	139,940	147,856	135,158
Accrued Interest Income	72,876	65,683	73,382	63,481
Miscellaneous Assets	615	613	637	703
Premises and Equipment	6,848	6,800	6,776	6,678
Allowance for Possible Loan and Investment Losses	(401,580)	(394,095)	(400,757)	(393,746)

TOTAL ASSETS	¥11,278,906	¥11,265,523	¥11,178,613	¥11,205,629

LIABILITIES, CAPITAL AND RESERVES:
Liabilities
Borrowings	¥4,020,220	¥3,714,803	¥3,808,341	¥3,551,899
Bonds and Notes	10,000	—	10,000	—
Accrued Interest Expenses	15,947	13,633	15,681	17,577
Miscellaneous Liabilities	1,032	114	193	329

TOTAL LIABILITIES	4,047,199	3,728,550	3,834,215	3,569,804

Capital	7,065,644	7,231,508	7,085,044	7,231,508
Reserve	111,325	166,062	166,062	305,464
Net Earnings for the Period	54,738	139,402	93,291	98,852

TOTAL CAPITAL AND RESERVES	7,231,707	7,536,973	7,344,398	7,635,825

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥11,278,906	¥11,265,523	¥11,178,613	¥11,205,629

Statement of Earnings—Overseas Economic Cooperation Account

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Ordinary Income:
Interest on Loans	¥248,333	¥240,360	¥121,824	¥116,989
Dividends on Investments	5,692	7,142	2,408	5,318
Grant from General Account	30,000	30,000	15,000	10,000
Interest on Deposits in Banks	0	11	0	153
Miscellaneous Interest Received	2	1	1	1
Commissions	686	561	190	247
Foreign Exchange Gains	0	0	—	11
Gain on Disposal of Investments	—	75	—	14,308
Other Income	331	287	229	238
Reversal of Allowance for Possible Loan and Investment Losses	402,946	401,580	401,580	394,095

Total	¥687,991	¥680,017	¥541,233	¥541,360

Ordinary Expenses:
Interest on Borrowings	¥88,995	¥80,958	¥40,006	¥32,743
Interest on Bonds and Notes	610	180	144	—
Miscellaneous Interest Payment	—	1	1	—
Administrative Expenses	8,950	9,173	4,192	4,780
Depreciation of Premises and Equipment	315	325	147	166
Commissions	2,834	4,027	1,076	993
Foreign Exchange Losses	—	0	0	0
Loss from Disposal of Investments	1,684	4,624	—	—
Write-off of Loans	127,476	46,590	1,609	10,049
Other Expenses	809	640	10	31
Provision for Allowance for Possible Loan and Investment Losses	401,580	394,095	400,757	393,746

	633,253	540,615	447,942	442,508
Net Earnings	54,738	139,402	93,291	98,852

Total	¥687,991	¥680,017	¥541,233	¥541,360

JAPANESE GAAP FINANCIAL DATA

Balance Sheets—The Bank

	As of March 31,		As of September 30,
	2006	2007	2006	2007
	(in millions)
Assets
Cash and Due from Banks	¥655,517	¥328,991	¥692,981	¥393,135
Securities	119,535	110,079	114,650	104,953
Loans	19,023,649	18,828,849	18,690,837	18,626,870
Miscellaneous Assets	276,038	261,162	275,349	306,871
Premises and equipment	25,873	—	—	—
Tangible Fixed Assets	—	25,060	25,091	24,694
Intangible Fixed Assets	—	3,514	3,897	3,752
Deferred Charges on Bonds and Notes	4,230	1,066	1,419	964
Customers’ Liabilities for Acceptances and Guarantees	1,066,099	1,496,958	1,139,823	1,603,695
Allowance for Possible Loan Losses	(273,120)	(232,959)	(264,435)	(213,340)

Total Assets	¥20,897,824	¥20,822,723	¥20,679,615	¥20,851,597

Liabilities and Equity/Liabilities and Net Assets

Liabilities
Bonds and Notes	¥2,053,963	¥1,976,086	¥2,130,440	¥2,041,606
Borrowings	8,926,789	8,094,826	8,428,324	7,873,320
Miscellaneous Liabilities	207,097	208,734	204,381	170,975
Reserve for Bonus Payments	1,020	1,027	969	1,004
Reserve for Employee Retirement Benefits	16,473	16,179	16,317	16,227
Acceptances and Guarantees	1,066,099	1,496,958	1,139,823	1,603,695

Total Liabilities	¥12,271,443	¥11,793,812	¥11,920,258	¥11,706,830

Equity
Capital	985,000	—	—	—
Capital attributable to the International Financial Account	7,065,644	—	—	—

Capital attributable to the Overseas Economic Cooperation Account	8,051,144	—	—	—

Retained earnings
Reserve attributable to the International Financial Account	709,148	—	—	—
Reserve attributable to the Overseas Economic Cooperation Account	111,324	—	—	—
Accumulated deficit	(245,236)	—	—	—

	575,236	—	—	—

Total Equity	8,626,381	—	—	—

Total Liabilities and Equity	¥20,897,824	¥—	¥—	¥—

Net Assets

Capital
Capital attributable to the International Financial Account	—	985,500	985,500	985,500
Capital attributable to the Overseas Economic Cooperation Account	—	7,231,508	7,085,044	7,231,508

	—	8,217,008	8,070,544	8,217,008

Retained earnings

Other retained earnings
Reserve attributable to the International Financial Account	—	745,236	745,236	780,375
Reserve attributable to the Overseas Economic Cooperation Account	—	166,062	166,062	305,464
Accumulated deficit	—	(98,273)	(240,330)	(149,069)

	—	813,025	670,968	936,770

Total Stockholders’ Equity	—	9,030,033	8,741,512	9,153,778
Net Deferred Gains (Losses) on Hedges	—	(1,122)	17,845	(9,011)

Total Valuation Differences and Translation Adjustments	—	(1,122)	17,845	(9,011)

Total Net Assets	—	9,028,911	8,759,357	9,144,767

Total Liabilities and Net Assets	¥—	¥20,822,723	¥20,679,615	¥20,851,597

Statements of Operations—The Bank

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Income
Interest Income	¥574,315	¥587,793	¥290,274	¥306,027
Interest on Loans	562,289	572,467	284,293	296,255
Interest and Dividend Income on Securities	5,728	6,781	2,048	5,282
Interest on due from Banks	6,297	8,544	3,932	4,489
Fees and Commissions	8,783	8,320	4,076	5,177
Other Operating Income	3,985	1,123	512	21
Other Ordinary Income	354	363	168	14,424
Grant from General Account	30,000	30,000	15,000	10,000
Other Extraordinary Income	37,829	42,829	10,544	20,582

Total Income	¥655,270	¥670,431	¥320,577	¥356,232

Expenses
Interest Expenses	¥315,669	¥361,859	¥175,216	¥182,224
Fees and Commissions	5,870	5,917	1,239	1,154
Other Operating Expenses	1,292	1,203	682	1,395
General and Administrative Expenses	22,636	25,951	11,557	12,245
Other Ordinary Expenses	247	1,540	48	293
Other Extraordinary Losses	27	81	13	35

Total Expenses	¥345,742	¥396,554	¥188,758	¥197,348

Net Income	¥309,527	¥273,876	¥131,819	¥158,884

Balance Sheets—International Financial Account

	As of March 31,		As of September 30,
	2006	2007	2006	2007
	(in millions)
Assets
Cash and Due from Banks	¥636,786	¥260,732	¥660,055	¥297,011
Securities	400	804	609	777
Loans	8,080,007	7,888,505	7,855,990	7,757,510
Miscellaneous Assets	205,162	198,249	205,311	246,181
Premises and Equipment	18,901	—	—	—
Tangible Fixed Assets	—	18,457	18,509	18,209
Intangible Fixed Assets	—	2,180	2,418	2,327
Deferred Charges on Bonds and Notes	4,227	1,066	1,419	964
Customers’ Liabilities for Acceptances and Guarantees	1,066,099	1,496,958	1,139,823	1,603,695
Allowance for Possible Loan Losses	(147,963)	(130,061)	(145,831)	(118,864)

Total Assets	¥9,863,621	¥9,736,893	¥9,738,307	¥9,807,813

Liabilities and Equity/Liabilities and Net Assets

Liabilities
Bonds and Notes	¥2,043,963	¥1,976,086	¥2,120,441	¥2,041,606
Borrowings	4,906,569	4,380,023	4,619,984	4,321,422
Miscellaneous Liabilities	189,951	194,629	188,307	152,879
Reserve for Bonus Payments	632	637	601	623
Reserve for Employee Retirement Benefits	10,213	10,031	10,117	10,060
Acceptances and Guarantees	1,066,099	1,496,958	1,139,823	1,603,695

Total Liabilities	¥8,217,430	¥8,058,365	¥8,079,274	¥8,130,287

Equity
Capital:
Capital Attributable to the International Financial Account	985,500	—	—	—

Retained Earnings:
Reserve Attributable to the International Financial Account	709,148	—	—	—
Accumulated Deficit	(48,457)	—	—	—

	(660,690)	—	—	—

Total Equity	1,646,190	—	—	—

Total Liabilities and Equity	¥9,863,621	¥—	¥—	¥—

Net Assets
Capital:
Capital Attributable to the International Financial Account	—	985,500	985,500	985,500

Retained Earnings:
Other Retained Earnings	—	745,236	745,236	780,375
Reserve Attributable to the International Financial Account	—	(51,086)	(89,548)	(79,338)
Accumulated Deficit	—	694,149	655,687	701,037

Total Stockholders’ Equity	—	1,679,649	1,641,187	1,686,537

Net Deferred Gains (Losses) on Hedges	—	(1,122)	17,845	(9,011)

Total Valuation Differences and Translation Adjustments	—	(1,122)	17,845	(9,011)

Total Net Assets	—	1,678,527	1,659,032	1,677,525

Total Liabilities and Net Assets	¥—	¥9,736,893	¥9,738,307	¥9,807,813

Statement of Operations—International Financial Account

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Income
Interest Income	¥319,119	¥340,956	¥166,782	¥183,785
Interest on Loans	312,822	332,441	162,851	179,438
Interest on due from Banks	6,297	8,515	3,930	4,346
Fees and Commissions	8,097	7,759	3,886	4,930
Other Operating Income	3,840	1,100	512	—
Other Ordinary Income	191	205	129	79
Other Extraordinary Income	2,357	19,743	3,171	12,156

Total Income	¥333,606	¥369,765	¥174,482	¥200,951

Expenses
Interest Expenses	¥226,059	¥280,718	¥135,063	¥149,481
Fees and Commissions	3,212	2,042	399	390
Other Operating Expenses	1,275	1,193	665	1,395
General and Administrative Expenses	14,140	16,178	7,216	7,640
Other Ordinary Expenses	9,186	43	48	11
Other Extraordinary Losses	20	43	5	3

Total Expenses	¥253,895	¥300,218	¥143,398	¥158,924

Net Income	¥ 79,711	¥ 69,546	¥ 31,084	¥ 42,026

Balance Sheets—Overseas Economic Cooperation Account

	As of March 31,		As of September 30,
	2006	2007	2006	2007
	(in millions)
Assets
Cash and Due from Banks	¥18,730	¥68,258	¥32,926	¥96,123
Securities	119,135	109,275	114,040	104,175
Loans	10,943,642	10,940,343	10,834,846	10,869,360
Miscellaneous Assets	70,876	62,913	70,037	60,690
Premises and Equipment	6,972	—	—	—
Tangible Fixed Assets	—	6,603	6,581	6,485
Intangible Fixed Assets	—	1,334	1,479	1,424
Deferred Charges on Bonds and Notes	3	—	—	—
Allowance for Possible Loan Losses	(125,156)	(102,897)	(118,604)	(94,475)

Total Assets	¥11,034,203	¥11,085,830	¥10,941,308	¥11,043,784

Liabilities and Equity/Liabilities and Net Assets

Liabilities
Bonds and Notes	¥10,000	¥—	¥9,999	¥—
Borrowings	4,020,220	3,714,803	3,808,340	3,551,898
Miscellaneous Liabilities	17,145	14,105	16,074	18,095
Reserve for Bonus Payments	387	390	368	381
Reserve for Employee Retirement Benefits	6,259	6,148	6,200	6,166

Total Liabilities	¥4,054,013	¥3,735,446	¥3,840,983	¥3,576,542

Equity
Capital:
Capital Attributable to the Overseas Economic Cooperation Account	7,065,644	—	—	—

Retained earnings:
Reserve Attributable to the Overseas Economic Cooperation Account	111,324	—	—	—
Accumulated Deficit	(196,778)	—	—	—

	(85,454)	—	—	—

Total Equity	6,980,190	—	—	—

Total Liabilities and Equity	¥11,034,203	¥—	¥—	¥—

Net Assets
Capital:
Capital Attributable to the Overseas Economic Cooperation Account	—	7,231,508	7,085,044	7,231,508
Retained earnings:
Other Retained Earnings
Reserve Attributable to the Overseas Economic Cooperation Account	—	166,062	166,062	305,464
Accumulated Deficit	—	(47,187)	(150,781)	(69,731)

	—	118,875	15,280	235,733

Total Stockholders’ Equity	—	7,350,383	7,100,325	7,467,241

Net Deferred Gains (Losses) on Hedges	—	—	—	—

Total Valuation Differences and Translation Adjustments	—	—	—	—

Total Net Assets	—	7,350,383	7,100,325	7,467,241

Total Liabilities and Net Assets	¥—	¥11,085,830	¥10,941,308	¥11,043,784

Statement of Operations—Overseas Economic Cooperation Account

	Year ended March 31,		Six months ended September 30,
	2006	2007	2006	2007
	(in millions)
Income
Interest Income	¥255,196	¥246,837	¥123,492	¥122,242
Interest on Loans	249,467	240,025	121,441	116,817
Interest and Dividend Income on Securities	5,728	6,781	2,048	5,282
Interest on Due from Banks	0	29	2	142
Fees and Commissions	686	560	190	246
Other Operating Income	145	23	—	21
Other Ordinary Income	163	157	39	14,345
Grant from General Account	30,000	30,000	15,000	10,000
Other Extraordinary Income	44,630	23,085	7,373	8,425

Total Income	¥330,822	¥300,665	¥146,095	¥155,281

Expenses
Interest Expenses	89,609	81,141	40,153	32,742
Fees and Commissions	2,657	3,874	840	763
Other Operating Expenses	17	10	17	—
General and Administrative Expenses	8,495	9,773	4,341	4,604
Other Ordinary Expenses	218	1,497	0	282
Other Extraordinary Losses	6	37	8	31

Total Expenses	¥101,005	¥96,336	¥45,360	¥38,423

Net Income	¥229,816	¥204,329	¥100,734	¥116,857

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately $1,490,957,146, for our international financial operations.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of Debt Securities and Guarantee” in the accompanying prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-11680 and a copy of the final form of which is to be filed as an exhibit to an amendment to our Annual Report on Form 18-K for the year ended March 31, 2007 on or about June 12, 2008.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of June 11 (New York time)/June 12, 2008 (Tokyo time), 2008, among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent and principal paying agent and transfer agent, and Union Bank of California, N.A., as U.S. representative of the fiscal agent. The aggregate principal amount of the bonds will be $1,500,000,000, and the bonds will mature at par on June 18, 2013.

The bonds will bear interest at the rate per year shown on the front cover of this prospectus supplement, payable in equal semi-annual installments. The interest payment dates are June 18 and December 18, commencing December 18, 2008. Interest will be payable to the person in whose name the bond is registered at the close of business on the fifteenth day before the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of a 360 day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan will unconditionally and irrevocably guarantee the payment of principal of and interest on and any additional amounts of the bonds.

The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional terms of the bonds and the guarantee of Japan are described in the accompanying prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its principal corporate office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank of California, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, N.Y. 10022. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of the Bank and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

The initial yield on the bonds is 4.360% per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owner’s having some connection with Japan other than the mere holding of, or the enforcement of its right under, the bond; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide, or have provided, to the fiscal agent, certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the exemption information or to submit a “claim for exemption” and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union (“EU”).

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•	a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law of Japan (Law No. 26 of 1957, as amended), and the cabinet order (Cabinet Order No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.

Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about June 18, 2008 with Union Bank of California, N.A., as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned a Common Code number of 37119431 and an ISIN number of XS0371194316. The DTC global bond has been assigned an ISIN number of US471048AD02 and a CUSIP number of 471048 AD0.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of $100,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear, or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amount so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg, and, if such person is not a participant in DTC, Euroclear, or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated bonds.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Owners of beneficial interests in the global bonds will receive all payments in U.S. dollars.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “—Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “—Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bonds in definitive registered form in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of $100,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of permanent global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this prospectus supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of the Bank, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between Euroclear and/or Clearstream, Luxembourg participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures or Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in registered form.

Trading between DTC seller and Euroclear or Clearstream, Luxembourg purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank of California, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•	increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear or Clearstream, Luxembourg seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank of California, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Bank, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION

Japanese Taxation Considerations

The following description of Japanese taxation (limited to national taxes) applies to interests on the bonds issued by JBIC outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. This supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee—Japanese Taxation” in the accompanying prospectus. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the bonds are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any bonds is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant bonds is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	If the relevant bonds are held through a certain participant in an international clearing organization such as Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”) (each, a “Participant”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant bonds are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JBIC of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. In order to avail themselves to such reduced rate of, or exemption from, Japanese withholding tax under any applicable tax treaty, non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JBIC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” (as well as any other required forms and documents) in advance through JBIC to the relevant tax authority before payment of interest.

•	If the recipient of interest on any bonds is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese “financial instruments firm” (as such term is defined by the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “Financial Instruments and Exchange Law”); this includes securities companies as well as other financial institutions registered with the Prime Minister); or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

•	If the recipient of interest on any bonds is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JBIC of income tax at the rate of 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any bonds is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese financial instruments firms;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and financial instruments firms, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. As JBIC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to do so may result in double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any bonds is:

—	A Public Corporation that keeps such bonds deposited with, and receives the interest on such bonds through, a Japanese Payment Handling Agent with custody of the bonds (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such bonds deposited with, and receives the interest on such bonds through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the bonds were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to normal corporate tax with respect to such interest. However, since JBIC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to so notify JBIC may result in the withholding by JBIC of a 15% income tax. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%.

If the recipient of interest on any bonds is a resident of Japan or a Japanese corporation (except for a Specified Financial Institution which complies with the requirements described above) and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15% will be withheld by JBIC.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of bonds by a non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired bonds as legatee, heir or donee from another individual may be required to pay Japanese inheritance or gift tax at progressive rates.

Additional United States Taxation Considerations

This section describes the material United States federal income tax consequences of owning the bonds we are offering. It supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee — United States Taxation” in the accompanying prospectus. It applies to you only if you acquire bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the bonds, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the bonds.

Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a bond that is not subject to Japanese withholding tax on interest from the bond and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

You will be taxed on interest on your bond and any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

The foreign tax credit basketing rules have changed since the effective date of the accompanying prospectus. Under the current foreign tax credit rules, interest paid or accrued will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of the Bonds

Your tax basis in your bond will generally be the cost of your bond. You will generally recognize gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement and your tax basis in your bond.

You will recognize capital gain or loss when you sell or retire your bond, except to the extent attributable to accrued but unpaid interest.

Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Change in Law Regarding Backup Withholding

The rate at which backup withholding is required to be imposed has changed since the effective date of the accompanying prospectus. The current backup withholding rate is 28%.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement which we expect will be entered into no later than June 12, 2008, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom BNP PARIBAS, J.P. Morgan Securities Ltd. and Morgan Stanley & Co. International plc are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount
BNP PARIBAS	$500,000,000
J.P. Morgan Securities Ltd.	$500,000,000
Morgan Stanley & Co. International plc	$500,000,000

Total	$1,500,000,000

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the bonds directly to the public at the price to the public set forth on the cover page of this prospectus supplement. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

In connection with the issue of the bonds, BNP PARIBAS (the “Stabilizing Manager”) or any persons acting on behalf of the Stabilizing Manager may over-allot bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilizing action or over-allotment must be conducted by the relevant Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer when offering the bonds for sale in the United States.

The bonds are exempt from the requirement for registration under the Financial Instruments and Exchange Law and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957) (as amended) (the “Special Taxation Measures Law”). Each of the underwriters has represented and agreed that:

(i)	except where permitted under (ii) below, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, bonds in Japan, or to any person resident in Japan, including any corporation or entity organized under the laws of Japan; and

(ii)	it has not, directly or indirectly, offered or sold and will not (a) as part of its distribution at any time and (b) otherwise until forty (40) days after the date of issue, directly or indirectly offer or sell bonds to any person other than a Gross Recipient.

A “Gross Recipient” for this purpose is:

•	a beneficial owner that is not an individual resident of Japan or Japanese corporation for Japanese tax purpose;

•

a Japanese financial institution, designated in Article 3-2 paragraph (19) of the Cabinet Order relating to the Special Taxation Measures Law (Cabinet Order No. 43 of 1957) (as amended) (the “Cabinet Order”) that will hold bonds for its own proprietary account; or

•

an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2 paragraph (2) of the Cabinet Order.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Bank or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to the Bank or Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business. We may engage in a hedging transaction directly or indirectly with one or more of the representatives in connection with the bonds offered hereby.

We expect that delivery of the bonds will be made on or about June 18, 2008, which is the 5th U.S. business day following the date of this prospectus supplement (this settlement cycle being referred to as (“T+ 5”)). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding three (3) business days will be required, by virtue of the fact that the bonds initially will settle in T+ 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this prospectus supplement, our authorized agent in the United States, for the purpose of the Securities Act, is Toru Odaka, whose address is: Japan Bank for International Cooperation Representative Office, 520 Madison Avenue, New York, New York 10022. The authorized agents for Japan are Hitoshi Shimura and Kenya Ozawa located at: Ministry of Finance Government of Japan New York Representative Office New York, 140 Broadway, 18th Floor, New York, New York 10005 and Akihiro Ino, located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Regulated Market of the London Stock Exchange will be granted on or about June 19, 2008. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in U.S. dollars and for delivery on the third working day after the day of the transaction.

We expect, but are not obligated to holders of the bonds, to maintain listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the London Stock Exchange’s Regulated Market. In connection with the listing, this prospectus supplement and the accompanying prospectus will be published on the website of the Regulatory News Service, operated by the London Stock Exchange, at www.londonstockexchange.com/en-gb/pricesnews/marketnews/. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange, or cause us to conclude that continued listing of the bonds on the London Stock Exchange is impossible, impracticable or unduly burdensome. For example, Directive of the European Parliament and of the Council on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union (2004/109/EC, the “Transparency Directive”), has been adopted for implementation by the member states of the European Union. If the Transparency Directive, principally implemented in the United Kingdom since January 20, 2007, or any similar applicable laws or regulations, requires us to publish our financial statements according to accounting principles or standards (i) that are not equivalent to those under Article 40 of the JBIC Law, pursuant to which JBIC publishes its financial statements, (ii) that are not equivalent to Japanese GAAP, or (iii) that would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to trading on the London Stock Exchange’s Regulated Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive) within the London Stock Exchange or elsewhere in the European Union. A decision on the equivalence of Japanese GAAP with International Financial Reporting Standards is currently expected to take place in 2009, and depending on the results of such decision, it may become necessary for certain companies which currently publish their financial statements under Japanese GAAP (and whose securities are listed on a regulated market in the European Union) to publish their financial statements under International Financial Reporting Standards. Notice of any delisting and/or alternative listing will be given as described in “Description of the Bonds and Guarantee—Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Although there is no assurance as to the liquidity of the bonds on the London Stock Exchange, delisting of the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a bondholder to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

Except for information set forth on pages S-12 to S-26, there has been no significant change in our financial position since March 31, 2007, the date of the most recent published audited financial statements of JBIC.

Except as disclosed on pages S-10 to S-11, there has been no significant change in Japan’s public finance and trade data since March 31, 2007.

On June 12, 2008 (Tokyo time), the Minister of Finance of Japan consented to give Japan’s guarantee with respect to the bonds, upon our application dated June 11, 2008. The bonds are issued pursuant to a decision of the Governor of the Bank, taken pursuant to powers conferred upon him by the JBIC Law, on June 11, 2008.

The bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg (Common Code: 37119431; ISIN: XS0371194316; CUSIP: 471048 AD0. The address of DTC is 55 Water Street, New York, N.Y., 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

The bonds are assigned a rating of “Aaa” by Moody’s Investors Service, Inc. and a rating of “AA” by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.

We are not, nor have been, involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on our financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number for JBIC for the purposes of this document is, Capital Markets Division, Treasury Department, Japan Bank for International Cooperation, 4-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, telephone: 81-3-5218-3304.

The contact address and telephone number for Japan for the purposes of this document is, Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone: 81-3-3581-4111.

The Commission maintains an Internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is http://www.jbic.go.jp. The information on the website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The names of the Governor, the Deputy Governor, the Senior Executive Directors, and the Auditor of the Bank are as follows:

Governor
Koji Tanami

Deputy Governor and Managing Director
Yoshihiko Morita

Senior Executive Directors
Fumio Hoshi
Tetsuo Shioguchi
Manabu Morimoto
Wataru Yoshida
Hideo Matsui
Izumi Arai
Koji Sumiya

Auditors
Yorihiro Narita
Hisanao Sato

All of the officers are engaged by the Bank on a full-time basis except for Messrs. Yorihiro Narita and Hisanao Sato.

We estimate that the amount of total expenses related to the admission of the bonds to trading on the Regulated Market of the London Stock Exchange to be approximately $1,716,105.

Where information in this document has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

Copies of the following documents may be inspected in hard copy form on any weekday, Saturdays and public holidays excepted, during normal business hours, for a period of 12 months from the date hereof at the office of the fiscal agent in London at 12-15 Finsbury Circus, London EC2M 7BT:

(i)	an English translation of the JBIC Law;

(ii)	an English translation of the JFC Law;

(iii)	our Annual Report on Form 18-K for the year ended March 31, 2006 containing our audited financial statements for the year ended March 31, 2006;

(iv)	our Annual Report on Form 18-K for the year ended March 31, 2007 containing our audited financial statements for the year ended March 31, 2007;

(v)	a copy of this document and the accompanying prospectus (including all documents incorporated herein by reference);

(vi)	the fiscal agency agreement (or, pending execution of the fiscal agency agreement, a draft subject to modification);

(vii)	the executed guarantee; and

(viii)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 containing Japan’s financial information for the fiscal years ended March 31, 2006 and 2007 and Japan’s Budget for the fiscal year ending March 31, 2008.

Copies of the final form of the fiscal agency agreement and the guarantee will be available, so long as any bonds are outstanding, for inspection at the specified offices of the fiscal agent in London.

The bonds will bear the following legends:

“Interest payments on this security will be subject to Japanese withholding tax unless the holder establishes that this security is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Special Taxation Measures Law of Japan.

Interest payments on this security to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction in respect of Japanese income tax at a rate of 15 per centum of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest; or

(B)	if interest is paid to a public corporation, a financial institution or a financial instruments firm through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”

A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by the Bank, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.

The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise. A number of non-European countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland) in response to the Savings Tax Directive.

P R O S P E C T U S

Japan Bank for International Cooperation

(Issuer)

Japan

(Guarantor)

$2,000,000,000

Debt Securities

Japan Bank for International Cooperation (“JBIC”) will provide specific terms of these securities in supplements to this Prospectus (“Prospectus Supplements”). You should read this Prospectus and any Prospectus Supplement carefully before you invest. This Prospectus may not be used to make offers or sales of securities unless accompanied by a Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 19, 2000.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that JBIC and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JBIC may, from time to time, sell debt securities (“Debt Securities”) described in this Prospectus in one or more offerings in the United States up to a total dollar amount of $2,000,000,000. This Prospectus provides you with a general description of the Debt Securities JBIC may offer. Each time JBIC sells securities under this shelf process, JBIC will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any Prospectus Supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of JBIC, Japan or the underwriters of the Debt Securities to which any particular Prospectus Supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus or such a Prospectus Supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JBIC, Japan or such underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

JBIC and Japan file annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JBIC and Japan, and may be accompanied by exhibits. You may read and copy any document JBIC and Japan file with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

The Commission allows JBIC and Japan to “incorporate by reference” the information JBIC and Japan file with the Commission, which means that JBIC and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. JBIC and Japan incorporate by reference the documents listed below:

•	JBIC’s initial Annual Report on Form 18-K, and Japan’s Annual Report on Form 18-K for the year ended March 31, 1999; and

•

All amendments to JBIC’s initial Annual Report on Form 18-K filed prior to the date of this Prospectus, and Japan’s Annual Report on Form 18-K for the year ended March 31, 1999 filed prior to the date of this Prospectus.

JBIC and Japan also incorporate by reference all future annual reports and amendments to annual reports, and any other information JBIC and Japan file with the Commission pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities. Each time JBIC or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JBIC. Written requests for such documents should be directed to Japan Bank for International Cooperation, 4-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, Attention: Public Relations Division. JBIC’s general telephone number is 81-3-5218-3101.

JAPAN BANK FOR INTERNATIONAL COOPERATION

JBIC was established on October 1, 1999 under the Japan Bank for International Cooperation Law as a governmental financial institution. JBIC is the result of a merger between the Export-Import Bank of Japan and the Overseas Economic Cooperation Fund, Japan, which were also governmental institutions. Pursuant to the Japan Bank for International Cooperation Law, both the Export-Import Bank of Japan and the Overseas Economic Cooperation Fund, Japan were dissolved upon the establishment of JBIC. Also pursuant to that law, JBIC acquired all of the rights, and assumed all of the obligations, of the Export-Import Bank of Japan and the Overseas Economic Cooperation Fund, Japan.

The Japan Bank for International Cooperation Law provides two distinct purposes of JBIC, which are divided along the respective operations that JBIC succeeded from the Export-Import Bank of Japan and the Overseas Economic Cooperation Fund, Japan:

•

“International financial operations” (from the Export-Import Bank of Japan)—contributing to the promotion of Japanese exports and imports as well as Japanese economic activities overseas, and to the stability of international financial order; and

•	“Overseas economic cooperation operations” (from the Overseas Economic Cooperation Fund, Japan)—supporting self-reliant development efforts in developing countries.

JBIC raises funds from the private sector through the issuance of bonds.

The Japanese Government owns all of JBIC’s capital, and JBIC is subject to government control and supervision. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JBIC’s annual budget of revenues and expenditures. The Prime Minister appoints JBIC’s Governor and Auditors.

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 126 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

JBIC will use the net proceeds from the sale of the Debt Securities for its international financial operation.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JBIC has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, JBIC may authorize and issue Debt Securities in one or more series. The Prospectus Supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If JBIC issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the Prospectus Supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

JBIC and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable Prospectus Supplement, but JBIC and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JBIC and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JBIC and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be unsecured. At the time of issuance they will rank at least equally in right of payment with all other unsecured indebtedness of JBIC, except that the Japanese Civil Code grants certain preferential rights, such as preferential rights of employees to wages, to certain specified types of creditors.

Under the Japan Bank for International Cooperation Law, the holders of bonds or notes JBIC issues, including the holders of Debt Securities, will have the benefit of a preferential right to be repaid prior to JBIC’s unsecured general obligations that are not represented by bonds or notes.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JBIC, without making prior demand upon or seeking to enforce remedies against JBIC.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JBIC, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by JBIC outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System and Cedelbank, société anonyme, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant Debt Securities are not held through a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JBIC of income tax at the rate of 15% unless any lower rate is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax on payment of interest by JBIC are required to submit an “Application Form for Income Tax

Convention regarding Relief from Japanese Income Tax on Interest” in advance through JBIC to the relevant tax authority before payment of interest.

•	If the recipient of interest on any Debt Securities is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese securities company; or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to regular corporate tax with respect to such interest.

•	If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JBIC of income tax at the rate of a 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese securities companies;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain Japanese payment handling agents (“Japanese Payment Handling Agents”), such agents, or otherwise JBIC, will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—	A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non- taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%. Any interest on Debt Securities received during the period such Debt Securities are held by a Japanese Payment Handling Agent will not be subject to the withholding by JBIC of income tax at the rate of 15%.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. Gains derived from the sale in Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the Prospectus Supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

United States Holders.    The Debt Securities and interest thereon will not be exempt from United States taxation generally. In the opinion of Sullivan & Cromwell, interest paid by JBIC on the Debt Securities constitutes income from sources outside the United States, but, with certain exceptions, is treated separately, together with other items of “passive” or “financial services” income, for purposes of computing the foreign tax credit allowable under United States federal income tax laws.

Non-United States Holders.    In the opinion of Sullivan & Cromwell, and subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	An individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	A corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States, unless:

•	The corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•

The individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security who or that is:

•	A non-resident alien individual; or

•

A foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Debt Security, will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security, unless:

•	Such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•

In the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a non-resident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding tax at a rate of 31% and certain information reporting requirements may apply to payments of principal of and premium and interest, if any, on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-United States person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a non-United States person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	A non-United States branch of a United States broker;

•

A non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•

With respect to payments made after December 31, 2000, a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•

Default in any payment, when due, of principal (if due in installments) of or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days;

•

Default in the performance by JBIC or by Japan of any other obligation contained in the Debt Securities of such series or in the related guarantee of Japan, and the continuance of such default for a period of 60 days following written notice thereof to JBIC or Japan, as the case may be, by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series;

•

Acceleration of the types of indebtedness of JBIC that are described below, for borrowed moneys exceeding in the aggregate $50,000,000 or its equivalent in any other currency or currencies, as a result of a default by any person or any event treated in effect as a default, and the non-occurrence of (i) any contest in good faith by JBIC against the acceleration or (ii) the rescission or annulment of the acceleration, for a period of 90 days following written notice thereof to JBIC by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series; or

•

Dissolution of JBIC unless the obligations under the Debt Securities of such series are assumed by (i) Japan or (ii) an entity whose obligations under the Debt Securities of such series are guaranteed by Japan.

The types of indebtedness covered by the third bullet paragraph above are those in the form of, or represented by, bonds, notes, debentures or other securities, which (i) are, or may, at the option of the person entitled to such securities, be or become, denominated or payable in, or by reference to, a currency or currencies other than Japanese yen, (ii) are not repayable within three years from the date of their issue, otherwise than at the option, or due to the default, of JBIC, and (iii) are, or are capable of being, quoted, listed or ordinarily traded on any stock exchange or in any over-the-counter securities market.

The Fiscal Agency Agreement will not require JBIC to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JBIC and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

JBIC will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JBIC will accept the jurisdiction of such court in such action. JBIC will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JBIC’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against JBIC under federal securities laws or against Japan for any purpose, unless JBIC or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JBIC or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JBIC or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

JBIC may sell Debt Securities directly, to or through underwriters or through agents. Each Prospectus Supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JBIC from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable Prospectus Supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

JBIC may, directly or through agents it designates, sell Debt Securities from time to time. The applicable Prospectus Supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JBIC to such agent. Unless such Prospectus Supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

If the applicable Prospectus Supplement so indicates, JBIC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JBIC at the public offering price set forth in such Prospectus Supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable Prospectus Supplement. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

The applicable Prospectus Supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with JBIC to indemnification by JBIC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JBIC in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for JBIC, for the purpose of the United States Securities Act of 1933, is Shigeki Yoshida, whose address is: Japan Bank of International Cooperation Representative Office in New York, 520 Madison Avenue, New York, New York 10022. The authorized agents for Japan are Takeo Shikado and Takuji Tanaka, and their address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.

VALIDITY OF SECURITIES

Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JBIC and Japan. Sullivan & Cromwell, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell.

FURTHER INFORMATION

The Registration Statement of which this Prospectus is a part, any post-effective amendment to such Registration Statement, and the Prospectus Supplement or Supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The Governor of JBIC, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Japan Bank for International Cooperation” and the information incorporated in this Prospectus by reference relating to JBIC, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this Prospects under the caption “Japan” and the information incorporated in this Prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF THE BANK

4-1, Otemachi 1-chome

Chiyoda-ku

Tokyo 100-8144

Japan

FISCAL AGENT, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

12-15 Finsbury Circus

London EC2M 7BT

also acting through

Union Bank of California, N.A.

551 Madison Avenue, 11th Floor

New York, N.Y. 10022

LEGAL ADVISERS

To the Bank and Japan Nagashima Ohno & Tsunematsu Kioicho Building 3-12, Kioicho Chiyoda-ku, Tokyo 102-0094 Japan	To the Underwriters Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

$1,500,000,000

Japan Bank for

International Cooperation

4.25%

Guaranteed Bonds

Due June 18, 2013

Unconditionally and Irrevocably Guaranteed as to Payment of

Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

BNP PARIBAS

JPMorgan

Morgan Stanley

June 11, 2008